June 2012

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Energy for a Clean Environment

Page 4: Register soon for PAC golf outing

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

E15 is "Good to Go" in Iowa

Challenges remain through summer as oil industry refuses to make proper blendstock readily available

JOHNSTON, IOWA – The Iowa Renewable Fuels Association (IRFA) has announced Iowa is "good to go" for E15 sales following a federal EPA announcement that the final regulatory hurdles had been cleared. Yet, while the pathway to E15 sales is open, oil industry barriers remain during the summer.

"It's serendipitous that EPA finalized the approval of E15 today, the same day Governor Branstad declared June 15th 'Iowa Ethanol Day,'" stated IRFA Executive Director Monte Shaw. "It was 34 years ago today that the first retail sale of E10 occurred – and it occurred in Iowa. Now, on the same day, Iowa is good to go for E15. Retailers complying with the waiver process and fuel regulations can begin selling E15 to 2001 and newer passenger vehicles."

While the federal and state regulatory hurdles have been cleared, E15 is unlikely to be widely offered during the summer. Due to a quirk in federal fuel regulations, during the summer (June 1 through Sept. 15) the gasoline

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Energy for a Clean Environment

Golden Grain Energy employees, board members and their families march in the Mason City Band Festival parade in May, along with accompanying the Biofuels Mobile Education Center to the festival s car show, where visitors were able to walk through and learn more about ethanol, how it is made and its benefits.

Board OKs Syngenta trial

Golden Grain Energy's board of directors voted June 18 to approve participating in a trial project using a corn variety high in specific enzymes that is designed to aid in the ethanol production process.

Syngenta's Enogen™ corn was specifically bio-engineered to express alpha amylase enzyme, the primary enzyme used in dry grind corn ethanol production, directly in the endosperm of the corn kernel.

In order to facilitate the trial, which will take place in March through May 2013, several upgrades will be made at the GGE plant, including:

- Upgrading the grain handling system, including increasing receiving capacity from 30,000 bushels per hour to 40,000, which is standard for plants with a 100 mgpy production capacity.
- Increasing grind capacity
- Adding a 600,000 bushel grain bin.

Construction will begin in July, with Syngenta contributing a portion of the cost of the upgrades.

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Industry continues to encounter tight margins

Fiscal year 2012 has started much like previous years; the second fiscal quarter ending April 30 produced smaller margins than the first quarter.

As the ethanol industry worked to eat its way through high inventory levels, the corn market maintained its strength and put downward pressure on profits. Overall weakness in the industry has a double effect for Golden Grain Energy as a large portion of our assets consists of investments in the ethanol industry.

For the quarter ended April 30, 2012, we recorded approximately $405,000 from investments as compared to $1,263,000 for the same period of 2011. Although net income totaled less than $1 million, cash generated from operations was approximately $5 million. We made substantial progress on the fermenter project during Q2 and the new fermenter was put in service the beginning of June 2012 with a total cost of approximately $4 million. We continue to have no term debt and maintain a very solid balance sheet. This strength is going to be vital for the months ahead. For a complete quarterly filing and management discussion and analysis please visit the SEC or GGE website.

The signs are pointing to margin challenges in the third and fourth fiscal quarters for GGE. Nearly two-thirds of Q3 is complete by the time this newsletter is published and the margin tightness we saw during Q2 has only been magnified during our third fiscal quarter. In addition, we are also dealing with a very limited supply of corn and a dry weather pattern which keeps those limited bushels in tight hands. Company leaders continue to monitor ethanol inventory levels nationwide, profit or loss levels, and the local supply of corn. It is with this three-legged stool that production decisions for the plant are made.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	4/30/2012	10/31/2011
Current Assets	$18,105,828	$23,749,370
Total Assets	$115,109,213	$120,403,473
Current Liabilities	$7,370,516	$6,738,602
Long-term liabilities	$1,748,995	$2,069,240
Members Equity	$105,989,702	$111,595,631
Book Value per Unit	$4.33	$4.56

INCOME STATEMENT	Three Months Ended 4/30/2012	Three Months Ended 4/30/2011	Six Months Ended 4/30/2012	Six Months Ended 4/30/2011
Revenues	$79,018,996	$67,703,827	$163,387,273	$140,172,091
Gross Profit	$850,638	$896,170	$7,797,571	$6,796,606
Equity in Net Income from Investments	$405,470	$1,263,318	$3,659,151	$2,628,518
Net Income	$813,532	$1,471,317	$10,293,071	$7,933,870
Net Income per Unit	$0.03	$0.06	$0.42	$0.32
Distribution Paid	$--	$--	$0.65	$0.25

Enogen trial

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GGE President and CEO Walt Wendland says that in addition to making the trial project possible, the upgrades will help Golden Grain remain competitive in the local grain purchasing market. "We're making this a friendlier place to bring corn," he said, and increasing storage from its current capacity of six days worth of corn to ten days is important to continued stability moving forward.

New fermenter now on line

On June 13, 2012, GGE started up its eighth fermenter and third CO2 scrubber. The project was completed by Fagen Inc. In addition to the CO2 scrubber and fermenter, the project required the installation of additional DCS capacity and another electrical substation, transformer and motor control center.

The fermenter and CO2 scrubber should allow the plant to obtain higher corn conversion, increased throughput and utilize lower amounts of enzymes in production. The fermentation cycle time should increase from 47.5 hours to 55 hours approximately.

The fermenter is the same size as the other seven fermenters that were installed as part of the original plant construction and the expansion (737,000 gallons of capacity).

— Chad Kuhlers, COO
Golden Grain Energy

Renewable fuels make big impact in 10 years

In recognition of the Iowa Renewable Fuels Association's (IRFA) 10th Anniversary and the 34th anniversary of the commercialization of E10, Iowa Governor Terry Branstad declared June 15 as 'Iowa Ethanol Day'.

Along with Gov. Branstad's proclamation of 'Iowa Ethanol Day,' the IRFA also released the results of a new study detailing the positive impacts of renewable fuels on Iowa's economy over the last decade. Economist John Urbanchuk, Technical Director for Environmental Economics with Cardno ENTRIX, found the "renewable fuels industry has grown spectacularly over the past decade and Iowa has been a major participant and beneficiary."

"The last decade really has been one of progress and prosperity for renewable fuels and rural Iowa," stated IRFA Executive Director Monte Shaw.

Urbanchuk's key findings include:

- Over the last decade in Iowa, ethanol production has increased 741%, while biodiesel production has increased an astounding 1,600%;
- The portion of Iowa's agricultural economic output attributable to the renewable fuels industry increased from 4.6% in 2002 to more than 37% in 2011;
- The price of farm land in Iowa has tripled over the past decade with the average price for all grades of cropland increasing from $2,083 per acre in 2002 to $6,708 in 2011.
- In 2002 the renewable fuels industry was a negligible component of Iowa's manufacturing sector. By 2011, ethanol and biodiesel production accounted for nearly 7% of manufacturing sector output;
- The total number of jobs in the entire Iowa economy supported by the renewable fuels industry has grown from about 3,500 full-time equivalent jobs in 2002 to more than 79,000 in 2011, an increase of more than 2,000%. By 2011, the renewable fuels industry directly or indirectly supported 5.4% of Iowa employment;
- The renewable fuels industry has added $12.9 billion of income to the pockets of Iowans over the past decade; and,
- The renewable fuels industry has generated $1.8 billion of tax revenue for Iowa over the past decade.

To download the full report, go to www.iowarfa.org/documents/10YearEconomicImpact.FINAL.pdf.

Ethanol, NASCAR campaign coming to Iowa

American Ethanol, a partnership between Growth Energy, NASCAR and several other members, including GGE, recently launched a summer ad campaign aimed to further increase awareness among NASCAR fans of ethanol's benefits, including stops at Iowa Speedway.

The "American Ethanol Sweepstakes" includes a national promotion from June 8 to Aug. 31, paid media with Turner Sports for NASCAR on TNT and NASCAR.com, race entitlement sponsorships at Iowa Speedway and Chicagoland Speedway and experiential activation at select tracks and industry events. Also, RCR driver Joey Coulter will carry the American Ethanol paint scheme on the No. 22 Chevrolet in the Camping World Truck Series at Iowa Speedway on July 14.

American Ethanol will serve as the event entitlement sponsor of the Camping World Truck Series races at Iowa Speedway on July 14 and Sept. 15.

GGE hosts biofuels tour for officials

Golden Grain Energy is a host and the main ethanol stop for the 4th Annual Biofuels Science and Sustainability Tour, also cohosted by Iowa State University, the Iowa Renewable Fuels Association, and other biofuels companies. Slated for Aug. 13-16, the tour invites Congressional and federal agency staff, White House staff and gubernatorial staff to learn more about agriculture and the biofuels industry.

Along with the visit to Golden Grain, guests will visit a family farm, a biodiesel plant, Sukup Manufacturing and the Iowa State Fair, where they will tour the Biofuels Mobile Education Center.

Chinese anti-dumping investigation into U.S. distillers grain dropped

The U.S. Grains Council is pleased that China's Ministry of Commerce announced the anti-dumping investigation against U.S. DDGS exports to China has been terminated. In the announcement, the Ministry of Commerce stated that the applicants in the case withdrew their petition on May 10, 2012, which resulted in the Ministry terminating the investigation in accordance with China's anti-dumping regulations. No anti-dumping tariffs will be imposed.

The Council is appreciative of the thoughtful and constructive way in which the various agencies in China collaborated to resolve this issue. The Council also commends the broad coalition of U.S. stakeholders that supported the Council's legal efforts in this matter. The Council also extends its thanks to the numerous industry leaders and other stakeholders in China who are leading the growth and modernization of China's livestock industry and who recognize the value of U.S. DDGS in that effort.

The anti-dumping petition was initially filed Dec. 28, 2010.

Golf to support ethanol Aug. 20

The Golden Grain Energy PAC 8th Annual Friends of Ethanol Fundraiser will be held at the beautiful 18-hole Cedar Ridge Golf course in Charles City again this year.

WHERE: Cedar Ridge Golf course, 2147 Underwood Ave., Charles City, IA.

WHEN: Monday, Aug. 20, 2012, with sign-in at 11:15 a.m. followed by a shotgun start at noon.

We wish to encourage all GGE members and guests to attend our fundraiser auction and dinner with the social hour beginning at approximately 5 p.m. The evening meal will feature the Famous Prime Rib entree from Frederika Locker with all the trimmings. The cost to golf is $50/person plus $20 for a cart. For those who choose to attend the meal only, the cost is $25/person.

There have been excellent auction items donated that will interest many bidders that help support our PAC. GGEPAC auctions have helped in promoting and supporting the candidates that pass legislation for the benefit of our ethanol industry.

We are excited to name as our keynote speaker Brian Jennings of the American Coalition of Ethanol (ACE), with his many years of experience in the ethanol industry. Brian and ACE have been very strong supporters and sponsor the March Beltway Fly-in to Washington, D.C.

We wish to express our gratitude to all members that have contributed and hope you will be able to attend again this year. Remember to bring along a "Friend of Ethanol" to the fundraiser.

Please mark your calendars for Monday, Aug. 20, and RSVP by calling Golden Grain Energy office at 641-423-8525 or contact a GGEPAC member: Barney Retterath, Marion Cagley, Jerry Calease, Ed Hatten, Chris Schwarck, Dave Sovereign or Walt Wendland.

E-15: Coming soon to a pump near you?

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blendstock needed to blend E15 is different from the gasoline blendstock for E10.

"Not surprisingly, the oil industry has used its fuel distribution monopoly to keep the blendstock for E15 out of Iowa," added Shaw. "Some in our industry are attempting to bypass the oil system in order to bring the proper blendstock into Iowa, but it's too soon to know if that will prove feasible. Clearly, the oil industry isn't interested in consumer choice or lower cost fuel. Oil is interested in maintaining its near monopoly and the artificially high oil profits that result. So while today's news is exciting, that excitement is tempered by the artificial marketplace hurdles thrown up by ethanol opponents."

Iowa is the leader in renewable fuels production. Iowa has 13 biodiesel facilities with the capacity to produce 320 million gallons annually. In addition, Iowa has 41 ethanol refineries capable of producing nearly 3.7 billion gallons annually.

Remembering Mark Pearson • 1957-2012

A strong voice for Iowa agriculture and ethanol was lost June 3 with the death of Mark Pearson, co-host of WHO Radio's the Big Show (since 1994) and host of Market to Market on Iowa Public Television (since 1991). Pearson was 54. With a farm background, he had been a part of agriculture in Iowa for more than 30 years. Pearson had also served as senior editor of Successful Farming magazine and as an assistant secretary of the Iowa Department of Agriculture. He and his family raised grain and livestock on their farm near East Peru in Madison County.